RiverSource®
RAVA Apex Variable Annuity
Individual Flexible Purchase Payment Deferred Variable Annuity
Issued by:	RiverSource Life Insurance Company (RiverSource Life)
70100 Ameriprise Financial Center Minneapolis, MN 55474 Telephone: 1-800-862-7919 (Service Center) ameriprise.com/variableannuities
Summary Prospectus for New Investors
[Date]
This Summary Prospectus summarizes key features of the RiverSource RAVA Apex Variable Annuity (the Contract), an individual flexible purchase payment deferred variable annuity contract issued by RiverSource Life Insurance Company (“RVS Life”, “we”, “us” and “our”) . Before you invest, you should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at riversource.com. You can also obtain this information at no cost by calling 1-800-862-7919, by sending an email request to ________@_____, or by calling your financial advisor.
You may cancel your contract within 10 days of receiving it without paying fees or penalties.
In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

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Key Terms
These terms can help you understand details about your contract.
Annuitant: The person or persons on whose life or life expectancy the annuity payouts are based.
Annuitization start date: The date when annuity payments begin according to the applicable annuity payment plan.
Annuity payouts: An amount paid at regular intervals under one of several plans.
Beneficiary: The person you designate to receive benefits in case of your death while the contract is in force.
Close of business: The time the New York Stock Exchange (NYSE) closes (4 p.m. Eastern time unless the NYSE closes earlier).
Code: The Internal Revenue Code of 1986, as amended.
Contract value: The total value of your contract at any point in time. The contract value is the sum of the contract value in the Special DCA Fixed Account and contract value in the Variable Account.
Contract year: A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.
Due proof of death: Includes all documents needed to complete a beneficiary’s claim including, but not limited to, (1) information sufficient to determine Our liability and the appropriate payee(s) legally entitled to the proceeds, and (2) if proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.
Funds: Investment options under your contract, each with a different investment objective. Each of the Subaccounts of the Variable Account invests in a specific one of these underlying funds.
Good order: We cannot process your transaction request relating to the contract until we have received the request in good order at our Service Center. “Good order” means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in “good order”, your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the contract number; the transaction amount (in dollars); the names of and allocations to and/or from the subaccounts and the fixed account affected by the requested transaction; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. For certain transactions, at our option, we may require the signature of all contract owners for the request to be in good order. With respect to purchase requests, “good order” also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.
Owner (you, your): The person or persons identified in the contract as owner(s) of the contract, who has or have the right to control the contract (to decide on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. During the owner’s life, the owner is responsible for taxes, regardless of whether he or she receives the contract’s benefits. The owner or any joint owner may be a nonnatural person (e.g. irrevocable trust or corporation) or a revocable trust. If any owner is a nonnatural person or a revocable trust, the annuitant will be deemed to be the owner for contract provisions that are based on the age or life of the owner. When the contract is owned by a revocable trust or irrevocable grantor trust, the annuitant(s) selected must be the grantor(s) of the trust to assure compliance with Section 72(s) of the Code. Any contract provisions that are based on the age of the owner will be based on the age of the oldest owner. Any ownership change, including continuation of the contract by your spouse under the spousal continuation provision of the contract, redefines “owner”, “you” and “your”.
Qualified annuity: A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is already tax-deferred.
All other contracts are considered nonqualified annuities.
Rider: You receive a rider to your contract when you purchase optional benefits. The rider adds the terms of the optional benefit to your contract.
Service Center: Our department that processes all transaction and service requests for the contracts. We consider all transaction and service requests received when they arrive in good order at the Service Center. Any transaction or service requests sent or directed to any location other than our Service Center may end up delayed or not processed. Our Service Center address and telephone number are listed on the first page of the prospectus.
Subaccount: Each Subaccount is a separate investment division of the Variable Account and invests in a particular Fund.
Valuation date: Any normal business day, Monday through Friday, on which the NYSE is open, up to the time it closes. At the NYSE close, the next valuation date begins.
Variable account: RiverSource Variable Account 10 consisting of Subaccounts, each of which invests in a particular Fund. The value of your investment in each Subaccount changes with the performance of the particular Fund.

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Important Information You Should Consider About the Contract
	FEES AND EXPENSES	Location in Statutory Prospectus
Charges for Early Withdrawals	You may select a five-year, a seven-year or ten-year surrender charge schedule at the time of application. Regardless of the option you choose, if you make a withdrawal or surrender during the surrender charge period you have chosen, you may be assessed a surrender charge as follows: • 5-year surrender charge schedule – We may assess up to 7% surrender charge for any withdrawal or surrender during the five years following each purchase payment.
• 7-year surrender charge schedule – We may assess up to 7% surrender charge for any withdrawal or surrender during the seven years following each purchase payment.
• 10-year surrender charge schedule – We may assess up to 8% surrender charge for any withdrawal or surrender during the ten years following each purchase payment.
	For example, if you select a five-year surrender charge schedule and make an early withdrawal, you could pay a surrender charge of up to $7,000 on a $100,000 investment. If you select a seven-year surrender charge schedule and make an early withdrawal, you could pay a surrender charge of up to $7,000 on a $100,000 investment. If you select a ten-year surrender charge schedule and make an early withdrawal, you could pay a surrender charge of up to $8,000 on a $100,000 investment.	Fee Table and Examples Charges– Surrender Charge
Transaction Charges	We do not assess any transaction charges.

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	FEES AND EXPENSES			Location in Statutory Prospectus
Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract Data page for information about the specific fees you will pay each year based on the options you have elected.			Fee Table and Examples Expenses – Product Charges Appendix A: Funds Available Under the Contract
	Annual Fee	Minimum	Maximum
	Base Contract(1) (varies by surrender charge schedule chosen, death benefit option, age band, and size band)	0.65%	1.50%
	Contract Administrative Charge	$50 (2)	$80 (3)
	Fund options (funds fees and expenses)(4)	[Gross]%	[Gross]%
	Optional benefits available for an additional charge (for a single optional benefit, if elected)(5)	0.10%	1.75%
(1) As a percentage of average daily contract value in the variable account.
(2) We are currently waiving this charge for contracts with contract value that is $50,000 or more.
3) This charge applies to contracts with contract value that is less than $50,000. The maximum charge is $30 for contracts with contract value of $50,000 or more.
(4) As a percentage of Fund assets.
(5) As a percentage of Contract Value or the greater of Contract Value or applicable guaranteed benefit amount (varies by optional benefit).
Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges that substantially increase costs.
	Lowest Annual Cost: $[ ]	Highest Annual Cost: $[ ]
Assumes:
• Investment of $100,000
• 5% annual appreciation
• Least expensive combination of Fund fees and expenses
• No optional benefits
• No sales charge
• No additional purchase payments, transfers or withdrawals	Assumes:
• Investment of $100,000
• 5% annual appreciation
• Most expensive combination of contract classes, optional benefits and Fund fees and expenses
• No sales charge
• No additional purchase payments, transfers or withdrawals
RISKS
Risk of Loss	You can lose money by investing in this Contract including loss of principal.			Principal Risks

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	RISKS	Location in Statutory Prospectus
Not a Short-Term Investment	• The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis.
• The Contract has surrender charges that may apply for the first five, seven or ten year period after each purchase payment. The surrender charges may reduce the value of your Contract if you withdraw money during that time. Surrenders may also reduce contract guarantees.
	• The benefits of tax deferral and long-term income mean the contract is generally more beneficial to investors with a long term investment horizon.	Principal Risks Charges– Surrender Charge
Risks Associated with Investment Options	• An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract.
• Each investment option (including under any fixed account investment options) has its own unique risks.
	• You should review the investment options before making any investment decisions.	Principal Risks The Variable Account and the Funds
Insurance Company Risks	Any obligations (including under the Fixed Account), guarantees or benefits we may provide under the contract that exceed the value of amounts held in the Separate Account are subject to our financial strength and claims-paying ability. If we experience financial distress, we may not be able to meet our obligations to you. More information about RiverSource Life, including our financial strength ratings, is available by contacting us at [XXX-XXX-XXXX].	Principal Risks The General Account
RESTRICTIONS
Investments	• Subject to certain restrictions, you may transfer your Contract value among the subaccounts without charge at any time before the annuitization start date, and once per contract year after the annuitization start date.
• We reserve the right to modify, restrict or suspend your transfer privileges if we determine that your transfer activity constitutes market timing.
• We reserve the right to limit the number of transfers allowed each contract year. The limit will not be less than 12 transfers per contract year.
	• We reserve the right to add, remove or substitute Funds as investment options. We also reserve the right, upon notification to you, to close or restrict any Funds.	Making the Most of Your Contract – Transferring Among Accounts Substitution of Investments
Optional Benefits	• Enhanced Legacy Benefit limits or restricts the investment options you may select under the Contract. If you later decide you do not want to invest in those approved investment options, you must request a full surrender.
• Enhanced Legacy Benefit may limit subsequent purchase payments.
• Withdrawals may substantially reduce the benefit.
	• We may stop offering an optional benefit at any time for new sales.	Buying Your Contract —Purchase Payments Appendix A: Funds Available Under the Enhanced Legacy Benefit

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	TAXES	Location in Statutory Prospectus
Tax Implications	• Consult with a tax advisor to determine the tax implications of an investment in and purchase payments received under this Contract.
• If you purchase the Contract through a tax-qualified plan or individual retirement account, you do not get any additional tax benefit.
	• Earnings under your contract are taxed at ordinary income tax rates when withdrawn. You may have to pay a tax penalty if you take a withdrawal before age 59½.	Taxes
CONFLICTS OF INTEREST
Investment Professional Compensation	Your investment professional may receive compensation for selling this Contract to you, in the form of commissions, additional cash benefits (e.g., bonuses), and non-cash compensation. This additional financial incentive may influence your investment professional to recommend this Contract over another investment for which the investment professional is not compensated or compensated less.	About the Service Providers
Exchanges	If you already own an annuity or insurance Contract, some investment professionals may have a financial incentive to offer you a new Contract in place of the one you own. You should only exchange a Contract you already own if you determine, after comparing the features, fees, and risks of both Contracts, that it is better for you to purchase the new Contract rather than continue to own your existing Contract.	Buying Your Contract – Contract Exchanges

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Overview of the Contract
Purpose: The purpose of the contract is to allow you to accumulate money for retirement or a similar long-term goal. You do this by making one or more purchase payments.
The contract offers various optional features and benefits that may help you achieve financial goals.
It may be appropriate for you if you have a long-term investment horizon and your financial goals are consistent with the terms and conditions of the contract.
It is not intended for investors whose liquidity needs require frequent withdrawals in excess of the free amount. If you plan to manage your investment in the contract by frequent or short-term trading, the contract is not suitable for you.
Phases of the Contract:
The contract has two phases: the Accumulation Phase and the Income Phase.
Accumulation Phase. During the Accumulation Phase, you make purchase payments and invest in: available subaccounts, each of which has a particular investment objective, investment strategies, fees and expenses and the Special DCA Fixed Account that earns a declared rate of interest. These accounts, in turn, may earn returns that increase the value of the contract. If the contract value goes to zero due to underlying fund’s performance or deduction of fees, the contract (and any death benefit riders) will no longer be in force and the contract will terminate.
A list of funds and additional information regarding each fund in which you can invest is provided in Appendix A -- Funds Available Under the Contract.
The amount of money you accumulate under your contract depends (in part) on the performance of the subaccounts you choose or the rates you earn on allocations to the Special DCA Fixed Account. You may transfer money between subaccounts during the Accumulation Phase, subject to certain restrictions. Your contract value impacts the value of your contract’s benefits during the Accumulation Phase, including any optional benefits, as well as the amount available for withdrawal, annuitization and death benefits.
Income Phase. The Income Phase begins when you (or your beneficiary) choose to annuitize the contract. You can apply your contract value (less any applicable premium tax and/or other charges) to an annuity payout plan that begins on the annuitization start date or any other date you elect. You may choose from a variety of plans that can help meet your retirement or other income needs. We can make payouts on a fixed or variable basis, or both. You cannot take withdrawals of contract value or surrender the contract during the Income Phase.
All optional death benefits terminate after the annuitization start date.
Contract features:
Death Benefits. If you die during the Accumulation Phase, we will pay a death benefit to your beneficiary or beneficiaries. All contracts include a Standard Return of Purchase Payment (ROPP) Death Benefit at no additional charge. Non-qualified contracts can elect to opt out of the Standard ROPP Death Benefit and instead receive the Contract Value Death Benefit for a reduced mortality and expense risk charge. If you select the contract value only death benefit, your beneficiary will only receive the contract value as of the day we receive due proof of death, which is impacted by investment performance and charges. You will not have a guaranteed return of purchase payments at death.
You may be able to purchase an optional death benefit available under the Contract that provides additional death benefits for an additional fee. This optional death benefit may increase the amount of money payable upon death. Optional death benefits must be elected at the time that the contract is purchased.
After the death benefit is paid the contract will terminate.
Surrenders: You may surrender all or part of your contract value at any time during the Accumulation Phase. If you request a full surrender, the contract will terminate. You also may establish automated partial surrenders. Surrenders may be subject to charges and income taxes (including an IRS penalty that may apply if you surrender prior to reaching age 59½) and may have other tax consequences. Throughout this prospectus when we use the term “Surrender” it includes the term “Withdrawal”.
Tax Treatment: You can transfer money between subaccounts without tax implications, and earnings (if any) on your investments are generally tax-deferred. Earnings are not taxed until they are distributed, which may occur when making a withdrawal, upon receiving an annuity payment, or upon payment of the death benefit.

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Additional Services:
•	Dollar Cost Averaging Programs. Automated Dollar Cost Averaging allows you, at no additional cost, to transfer a set amount monthly between subaccounts. Special Dollar Cost Averaging (SDCA), only available for new purchase payments, allows the systematic transfer from the Special DCA fixed account to one or more eligible subaccounts over a 6 or 12 month period.
•	Asset Rebalancing. Allows you, at no additional cost, to automatically rebalance the subaccount portion of your contract value on a periodic basis.
•	Income Guide. An optional service, currently offered without charge, which provides reporting and monitoring of withdrawals you take from your contract.
•	Automated Partial Surrenders. An optional service allowing you to set up automated partial surrenders from the Special DCA fixed account or the subaccounts.
•	Electronic Delivery. You may register for the electronic delivery of your current prospectus and other documents related to your contract.

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Benefits Available Under the Contract
The following table summarizes information about the benefits available under the Contract.
Name of Benefit	Purpose	Maximum Fee	Current Fee	Brief Description of Restrictions/ Limitations
Standard Benefits (no additional charge)
Dollar Cost Averaging	Allows the systematic transfer of a specified dollar amount among the subaccounts	N/A	N/A	• Transfers not available to the Special DCA fixed account
Special Dollar Cost Averaging (SDCA)	Allows the systematic transfer from the Special DCA fixed account to one or more eligible subaccounts	N/A	N/A	• Must be funded with a purchase payment, not transferred contract value
• Only 6-month and 12-month options are available
• Transfers occur on a monthly basis and the first monthly transfer occurs one day after we receive your purchase payment
• You may not use the Special DCA fixed account as a destination for the Special DCA monthly transfer.
Asset Rebalancing	Allows you to have your investments periodically rebalanced among the subaccounts to your pre-selected percentages	N/A	N/A	• You must have $2,000 in Contract Value to participate.
• We require 30 days notice for you to change or cancel the program
• You can request rebalancing to be done either quarterly, semiannually or annually
Income Guide	Provides reporting and monitoring of withdrawals you take from your annuity with a goal to assist you in in managing the withdrawal of money out of your annuity contract to provide income	N/A	N/A	• Contract owners must be at least age 50 and no older than age 85
• Available only if the servicing broker-dealer on your contract is Ameriprise Financial Services, LLC
• Not available if you are making substantially equal withdrawals
• Not available if you have more than one systematic withdrawal program in place
• Systematic withdrawals must be set up according to the all the terms of Income Guide
• Your contract cannot have any loans

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Name of Benefit	Purpose	Maximum Fee	Current Fee	Brief Description of Restrictions/ Limitations
Automated Partial Surrenders/Systematic Withdrawals	Allows automated partial surrenders from the contract	N/A	N/A	• Additional systematic payments are not allowed with automated partial surrenders • May result in income taxes and IRS penalty on all or a portion of the amounts surrendered
Nursing Home or Hospital Confinement	Allows you to withdraw contract value without a surrender charge	N/A	N/A	• You must be confined to a hospital or nursing home for the prior 60 days or confinement began within 30 days following a 60 day confinement period
• You must be under age 76 on the contract issue date and confinement must start after the contract issue date
• Must receive your surrender request no later than 91 days after your release from the hospital or nursing home
• Amount withdrawn must be paid directly to you
Terminal Illness	Allows you to withdraw contract value without a surrender charge	N/A	N/A	• Terminal Illness diagnosis must occur after the contract is issued
• Must be terminally ill and not expected to live more than 12 months
• Amount withdrawn must be after the first contract anniversary and must be paid directly to you
Standard ROPP Death Benefit	Provides a guaranteed death benefit equal to the greater of the Return of Purchase Payment Value (ROPP) or Contract Value	N/A	N/A	• Withdrawals will proportionately reduce the benefit, which means your benefit could be reduced by more than the dollar amount of your withdrawals, and such reductions could be significant
• Annuitizing the Contract terminates the benefit
Contract Value Death Benefit	Provides a minimum death benefit equal to the Contract Value	N/A	N/A	• Annuitizing the Contract terminates the benefit • Only available for non-qualified contracts

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Name of Benefit	Purpose	Maximum Fee	Current Fee	Brief Description of Restrictions/ Limitations
Currently Available Optional Benefits
MAV Death Benefit	Increases the guaranteed death benefit to the highest anniversary contract value, adjusted for any partial surrenders	0.25% of average daily variable account value	0.25%	• Available to owners age 79 and younger
• Must be elected at contract issue
• Not available with Enhanced Legacy Benefit or Contract Value Death Benefit
• No longer eligible to increase on any contract anniversary on/after your 81st birthday.
• Withdrawals will proportionately reduce the benefit, which means your benefit could be reduced by more than the dollar amount of your withdrawals. Such reductions could be significant.
• Annuitizing the Contract terminates the benefit
5-year MAV Death Benefit	Increases the guaranteed death benefit to the highest 5th anniversary contract value, adjusted for any partial surrenders	0.10% of average daily variable account value	0.10%	• Available to owners age 75 and younger
• Must be elected at contract issue
• Not available with Enhanced Legacy Benefit or Contract Value Death Benefit
• No longer eligible to increase on any contract anniversary on/after your 81st birthday
• Withdrawals will proportionately reduce the benefit, which means your benefit could be reduced by more than the dollar amount of your withdrawals. Such reductions could be significant
• Annuitizing the Contract terminates the benefit

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Name of Benefit	Purpose	Maximum Fee	Current Fee	Brief Description of Restrictions/ Limitations
Benefit Protector Death Benefit	Provides an additional death benefit, based on a percentage of contract earnings, to help offset expenses after death such as funeral expenses or federal and state taxes	0.25% of contract value	0.25%	• Available to owners age 75 and younger
• Must be elected at contract issue
• Available with the Standard ROPP Death Benefit, MAV or 5-year MAV
• For contract owners age 70 and older at issue, the benefit decreases from 40% to 15% of earnings
• Annuitizing the Contract terminates the benefit
Enhanced LegacySM Benefit	Increases the guaranteed death benefit to the greater of the MAV (i.e. the highest anniversary contract value) and ADB value (i.e purchase payments compounded at 5%), adjusted for any partial surrenders	1.75% of contract value	0.95%	• Available to owners age 75 and younger
• Available with the Standard ROPP Death Benefit
• Must be elected at contract
issue
• Not available with any other death benefit rider
• Subject to Investment Allocation restrictions
• No longer eligible to increase on any contract anniversary following your 81st (for ADB value) or 86th (for MAV) birthday
• Withdrawals will proportionately reduce the benefit, which means your benefit could be reduced by more than the dollar amount of your withdrawals. Such reductions could be significant
• Annuitizing the Contract terminates the benefit

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Buying the Contract
You may purchase a contract by submitting an application through your financial advisor to our Service Center. You can buy a contract if you are 90 or younger on the date the contract is issued.
Purchase Payments
Purchase payment amounts and purchase payment timing may vary by state and be limited under the terms of the contract. If we do not receive your initial purchase payment within 180 days from the application signed date, we will consider your contract void from the start.
Minimum Initial Purchase Payments*
Qualified annuities	$5,000
Nonqualified annuities	$10,000
Minimum Additional Purchase Payments
$50
Maximum Purchase Payments** (without our prior approval):
Maximum Purchase Payments Per Contract Year
	through age 85	for ages 86 to 90	age 91 or older
For the first contract year	$1,000,000	$100,000	$0
Second contract year and thereafter	$100,000	$50,000	$0

Maximum Total Purchase Payments Per Owner (see the Purchase Payment provision)
	through age 85	for ages 86 to 90	age 91 or older
Total Purchase Payments	$1,000,000	$100,000	$100,000
*	If a payroll remittance is set up through your employer, the minimum initial purchase payment is $50.
**	These limits apply in total to all RiverSource Life annuities you own unless a higher amount applies to your contract. We reserve the right to waive or increase the maximum limit. For qualified annuities, the Code’s limits on annual contributions also apply. Additional purchase payments for inherited IRA contracts cannot be made unless the payment is IRA money inherited from the same decedent.
You may make regular payments to your contract under a scheduled payment plan. You must make an initial purchase payment of $5,000or $ 10,000 depending on the tax qualification. Once the required initial purchase payment amount has been met, you can begin the scheduled payment plan by sending a completed form to the Service Center. Certain qualified plan applications allow the establishment of a scheduled payment plan without meeting the required initial purchase payment amount. Contact your financial advisor for details. There is no charge for the scheduled payment plan. You can stop your scheduled payment plan at any time.
Allocation of Purchase Payments
The contract provides for allocation of purchase payments to the subaccounts of the variable account and/or to the Special DCA fixed account.
Crediting Purchase Payments to Your Account
Initial Purchase Payments. If your application is complete, we will process it and apply your purchase payment to your investment selections within two business days after we receive it at our Service Center. If we accept your application, we will send you a contract. If your application is not complete, you must give us the information to complete it within five business days. If we cannot accept your application within five business days, we will decline it and return your payment unless you specifically ask us to keep the payment and apply it once your application is complete.
Subsequent Purchase Payments. We will credit additional purchase payments you make to your accounts on the valuation date we receive them. If we receive an additional purchase payment at our Service Center before the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the valuation date we received the payment. If we receive an additional purchase payment at our Service Center at or after the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the next valuation date after we received the payment.

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Making Withdrawals: Accessing the Money in Your Contract
You may surrender all or part of your contract at any time before the annuitization start date. If you make a full surrender you are entitled to receive the surrender value which is the contract value immediately prior to the surrender, minus any applicable charges.
If you surrender all or part of your contract before the annuitization start date, we may deduct a surrender charge. A surrender charge applies if all or part of the surrender amount is from purchase payments, we received within five, seven or ten years before the surrender. You select the surrender charge period at the time of your application for the contract.  The surrender charge percentages that apply to you are shown in your contract.
You may surrender an amount during any contract year without a surrender charge. We call this amount the total free amount (FA). Please see “Charges - Surrender Charge” in your prospectus for more information about the FA.
We may ask you to return the contract. You may have to pay a contract administrative charge, surrender charges, or any applicable optional rider charges and federal income taxes and penalties. State and local income taxes may also apply. You cannot make surrenders after the annuitization start date except if you elect an annuity payout plan with guaranteed payouts.
Any partial surrender you take under the contract will reduce your contract value. As a result, the value of your death benefit will be reduced.
In addition, surrenders you are required to take to satisfy the RMDs under the Internal Revenue Code of 1986, as amended may reduce the value of certain death benefits and optional benefits.
Please see “Surrenders” in your prospectus for more information about surrenders.
Requesting a Withdrawal
You can request to surrender all or part of your contract value by sending us a written request or calling us. If we receive your surrender request at our Service Center in good order before the close of the NYSE (4:00pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request. If we receive your surrender request at our Service Center in good order at or after the close of the NYSE (4:00pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request.
Normally, we will send the payment within seven days after receiving your request in good order. However, we may postpone the payment if:
–	the NYSE is closed, except for normal holiday and weekend closings;
–	trading on the NYSE is restricted, according to SEC rules;
–	an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or
–	the SEC permits us to delay payment for the protection of security holders.
We may also postpone payment of the amount attributable to a purchase payment as part of the total surrender amount until cleared from the originating financial institution.

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Additional Information About Fees
The following tables describe the fees and expenses that you will pay when buying, owning, surrendering, or making withdrawals from the Contract. Please refer to your Contract Data page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from the Contract. State premium taxes also may be deducted.

Transaction Expenses

Surrender Charges
Surrender charges (as a percentage of purchase payments surrendered)(1)	Ten-year	Seven-year	Five-year
Maximum	8%	7%	7%

(1)	You select either a five-year, seven-year or ten-year surrender charge schedule at the time of application. For the purpose of surrender charge calculations, we consider that the year is completed one day prior to the anniversary of the day each purchase payment was received.

Ten-year schedule		Seven-year schedule		Five-year schedule
Number of completed years from date of each purchase payment	Surrender charge percentage applied to each purchase payment	Number of completed years from date of each purchase payment	Surrender charge percentage applied to each purchase payment	Number of completed years from date of each purchase payment	Surrender charge percentage applied to each purchase payment
0	8%	0	7%	0	7%
1	8	1	7	1	7
2	8	2	7	2	6
3	7	3	6	3	6
4	6	4	5	4	5
5	5	5	4	5+	0
6	4	6	2
7	3	7+	0
8	2
9	1
10+	0
The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Funds fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Contract Expenses

Administrative Expenses
(assessed annually and upon full surrender)
Annual contract administrative charge	Maximum: $80	Current: $50 *
Annual contract administrative charge if your contract value equals or exceeds $50,000	Maximum: $30	Current: $0
* Upon full surrender of the contract, we will assess this charge even if your contract value equals or exceeds $50,000.

16     RiverSource RAVA Apex Variable Annuity — Summary Prospectus

Base Contract Expenses
(as a percentage of average daily contract value in the variable account)
Age band is determined based on your age on the application date. Size band is determined quarterly and for the first contract year only, at the time of each purchase payment. For more information on how we determine age band and size band, please see statutory prospectus section " Charges – Annual Contract Expenses – Mortality and Expense Risk Fee".
Standard ROPP Death Benefit
Surrender Charge:	Age Band	Size Band	Mortality and Expense Risk Fee
10-year	0-80	Less than $1,000,000	0.95%
	0-80	$1,000,000 and greater	0.85%

	81+	Less than $1,000,000	1.30%
	81+	$1,000,000 and greater	1.20%

7-year	0-80	Less than $1,000,000	1.05%
	0-80	$1,000,000 and greater	0.95%

	81+	Less than $1,000,000	1.40%
	81+	$1,000,000 and greater	1.30%

5-year	0-80	Less than $1,000,000	1.15%
	0-80	$1,000,000 and greater	1.05%

	81+	Less than $1,000,000	1.50%
	81+	$1,000,000 and greater	1.40%
Contract Value Death Benefit
For non-qualified contracts only, you can opt out of the Standard ROPP Death Benefit and select the Contract Value Death Benefit.
Surrender Charge:	Age Band*	Size Band	Mortality and Expense Risk Fee
10-year	All Ages	Less than $1,000,000	0.75%
	All Ages	$1,000,000 and greater	0.65%

7-year	All Ages	Less than $1,000,000	0.85%
	All Ages	$1,000,000 and greater	0.75%

5-year	All Ages	Less than $1,000,000	0.95%
	All Ages	$1,000,000 and greater	0.85%
* For Contract Value Death Benefit, the Mortality and Expense Risk Fee does not vary by age.
Optional Benefit Expenses
Optional Death Benefits
If your contract has the Standard ROPP Death Benefit, you may select one of the following optional death benefit riders for an additional fee.
Optional Rider Fee
MAV Death Benefit	0.25%
5-year MAV Death Benefit	0.10%
If you choose one of the above optional death benefits, we will add the rider fee to your mortality and expense risk fee.
Benefit Protector Death Benefit	Maximum: 0.25%	Current: 0.25%
(As a percentage of contract value charged annually on the contract anniversary.)

RiverSource RAVA Apex Variable Annuity — Summary Prospectus    17

Enhanced LegacySM Benefit	Maximum: 1.75%	Current: 0.95%
(Charged annually on the contract anniversary. Prior to age 86, the charge is calculated by multiplying the annual rider fee by the greater of the ROPP value, Accumulation Death Benefit (ADB) value (after any increase is added) or MAV or the contract value. On or following age 86, the charge is calculated by multiplying the annual rider fee by the greater of the ROPP value, ADB value (after any increase is added) or MAV).
The next table shows the minimum and maximum total operating expenses charged by the funds that you may pay periodically during the time that you own the contract. A complete list of funds available under the contract, including their annual expenses, may be found in Appendix A.

Annual Fund Expenses

Total Annual Funds Expenses
(expenses that are deducted from the fund assets, Including management, distribution and/or 12b-1, and other expenses)
TO BE FILED BY AMENDMENT
Examples
These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include Transaction Expenses, Annual Contract Expenses, and Annual Fund expenses.
These examples assume that you invest $100,000 in the contract for the time periods indicated. These examples also assume that your investment has a 5% return each year. The “Maximum” example further assumes the most expensive combination of Annual Contract Expenses, Annual Fund Expenses and optional benefits available for an additional charge. The “Minimum” example further assumes the least expensive combination of Annual Contract Expenses, Annual Fund Expenses and that no optional benefits for an additional charge are selected. Although your actual costs may be higher or lower, based on these assumptions your maximum and minimum costs would be:
Maximum Expenses. Examples assume that you have the Standard ROPP Death Benefit and optional Enhanced Legacy Benefit(1), (2). These examples are intended to illustrate the most expensive way to buy this contract. Although your actual costs may be higher or lower, based on these assumptions your costs would be:
	If you surrender your contract at the end of the applicable time period:				If you do not surrender your contract or if you select an annuity payout plan at the end of the applicable time period:
	1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
RAVA Apex Variable Annuity
With a ten-year surrender charge schedule	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
With a seven-year surrender charge schedule	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
With a five-year surrender charge schedule	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Minimum Expenses. The examples assume that you have a non-qualified contract, have elected the Contract Value Death Benefit and do not select any optional benefits. Although your actual costs may be higher, based on these assumptions your costs would be:
	If you surrender your contract at the end of the applicable time period:				If you do not surrender your contract or if you select an annuity payout plan at the end of the applicable time period:
	1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
RAVA Apex Variable Annuity
With a ten-year surrender charge schedule	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
With a seven-year surrender charge schedule	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
With a five-year surrender charge schedule	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
THE EXAMPLES ARE ILLUSTRATIVE ONLY. YOU SHOULD NOT CONSIDER THESE EXAMPLES AS A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES WILL BE HIGHER OR LOWER THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE CONTRACT VALUE TO ANY OTHER AVAILABLE SUBACCOUNTS.
(1)	Because these examples are intended to illustrate the most expensive costs, the maximum contract administrative charge reflected is $30 annually after the first contract anniversary and $80 upon full surrender.
(2)	Because these examples are intended to illustrate the most expensive combination of contract features, the maximum annual fee for each optional rider is reflected rather than the fee that is currently being charged.

18     RiverSource RAVA Apex Variable Annuity — Summary Prospectus

Appendix A: Funds Available Under the Contract
The following is a list of funds available under the contract. More information about the funds is available in the prospectuses for the funds, which may be amended from time to time and can be found online at [    ]. You can also request this information at no cost by calling [    ] or by sending an email request to [    ]. If you elect the Enhanced Legacy Benefit, you may not be able to invest in certain funds. See table below, “Funds Available Under the Enhanced Legacy Benefit”.
The current expenses and performance information below reflects fee and expenses of the funds, but do not reflect the other fees and expenses that your contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each fund’s past performance is not necessarily an indication of future performance.
Investment Objective	Fund and Adviser/Sub-Adviser	Current Expenses Ratio [NET]	Average Annual Total Returns (as of 12/31/2021)
			1 Year	5 Year	10 Year
TO BE FILED BY AMENDMENT	TO BE FILED BY AMENDMENT
Funds Available Under the Enhanced Legacy Benefit
For contracts issued with the Enhanced Legacy Benefit, you are required to invest your contract value in the Portfolio Stabilizer funds listed below:
1. Variable Portfolio – Managed Risk Fund (Class 2)
2. Variable Portfolio – Managed Risk U.S. Fund (Class 2)
3. Variable Portfolio – Managed Volatility Growth Fund (Class 2)
4. Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2)
5. Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2)
6. Variable Portfolio – Managed Volatility Conservative Fund (Class 2)
7. Variable Portfolio – U.S. Flexible Growth Fund (Class 2)
8. Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2)
9. Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2)

RiverSource RAVA Apex Variable Annuity — Summary Prospectus    19

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The prospectus and Statement of Additional Information (SAI) include additional information about the Contract. The prospectus and SAI, dated the same date as this summary prospectus, are incorporated by reference. The prospectus and SAI are available, without charge, upon request. For a free copy of the prospectus, SAI, or for more information about the Contract, call us at 1-800-862-7919, visit our website at www.ameriprise.com/variableannuities or write to us at: 70100 Ameriprise Financial Center Minneapolis, MN 55474.
Reports and other information about RiverSource Variable Account 10 are available on the SEC’s website at http://www.sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
EDGAR Contract Identifier: XXXXXXXXXX
©2008-2022 RiverSource Life Insurance Company. All rights reserved.
RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
1-800-862-7919
ISP 9109-12-A01 CH (05/22)